Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inpixon on Form S-8 of our report dated July 13, 2023, which includes an explanatory paragraph as to XTI Aircraft Company’s ability to continue as a going concern, relating to the financial statements of XTI Aircraft Company as of December 31, 2022 and 2021 appearing in annual report on Form 1-K (File No. 24R-00007), filed on July 13, 2023, of XTI Aircraft Company.

Certified Public Accountants

Lakewood, CO

December 28, 2023